EXHIBIT 99.2

Date:         May 15, 2012
Contact:    Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces New Appointment to Board of Directors
Idaho Banker David P. Bobbitt Appointed to FHLBank's Board

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the appointment of David P. Bobbitt of Coeur d'Alene, Idaho, to serve on the Seattle Bank's Board of Directors as a member director representing the state of Idaho.
Mr. Bobbitt is chairman and chief executive officer of Community 1st Bank in Post Falls, Idaho, and brings over 43 years of community banking experience to the Seattle Bank's board. Mr. Bobbitt chartered Community 1st Bank in June 2007, and the company has since grown to $74 million in assets. Mr. Bobbitt served as president of Sterling Savings Bank from 2004 - 2006, overseeing the bank's 150 branches and two Sterling subsidiaries, Action Mortgage Company and Harbor Financial. He joined Sterling in 1996 as branch administrator for private banking, commercial banking, and retail lending, and was named executive vice president with responsibility for all bank branches in 2000. His banking career has also included positions with Idaho First National Bank and West One Bank.
Mr. Bobbitt is actively involved in his local community and serves as chairman of Pacific Coast Banking School and on the boards of Western Independent Bankers and the Post Falls Chamber of Commerce. He attended North Idaho College and earned post-graduate degrees from Pacific Coast Banking School at the University of Washington and the International Seniors Program at Harvard Business School.
Mr. Bobbitt was appointed to serve on the Seattle Bank's Board of Directors for the remainder of a four-year term that began on January 1, 2011.
The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across the Seattle Bank's district. The Seattle Bank's board includes 14 directors: eight member directors and six independent directors. Three of the independent directors are public-interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

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Non-public interest independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

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Public-interest independent directors are required to have at least four years of experience representing consumer or community interests in banking services, credit needs, housing, or consumer financial protections.

A complete listing of the Seattle Bank's 2012 Board of Directors is available on the bank's website at www.fhlbsea.com.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 community financial institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, Wyoming, American Samoa, Guam, and the Northern Mariana Islands. Its members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.
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